Exhibit (a)(1)(iii)
ARCUTIS BIOTHERAPEUTICS, INC.
TERMS OF ELECTION
BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE SHARES OF COMMON STOCK FOR REPLACEMENT RESTRICTED STOCK UNIT AWARDS, DATED JANUARY 16, 2024 (AS IT MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME, THE “OFFER TO EXCHANGE”).
Arcutis Biotherapeutics, Inc., a Delaware corporation (“Arcutis,” “our,” “us” or “we”), is offering eligible employees and consultants the opportunity to exchange certain outstanding eligible stock options for a lesser number of new restricted stock units (“RSUs”). The RSUs will be granted under Arcutis’s 2020 Equity Incentive Plan (the “2020 Plan”). We refer to the offer made pursuant to the Offer to Exchange and these Terms of Election as the “Option Exchange.”
If you would like to participate in this Option Exchange, please indicate your election by making the applicable selections on the option exchange website at https://equitysolutions.aon.com/UWSO/Participant by no later than 8:59 P.M. Pacific Time on February 12, 2024, unless we extend the Option Exchange.
You may change or withdraw this election by submitting a new properly completed election via the option exchange website on or prior to the expiration date, which will be 8:59 P.M. Pacific Time on February 12, 2024, unless we extend the Option Exchange.
By electing to exchange your eligible options, you understand and agree to all of the following:
1.    You hereby agree to exchange your eligible options indicated by your elections on the option exchange website for new RSUs as determined in accordance with the terms of the Option Exchange as set forth in the Offer to Exchange, of which you hereby acknowledge receipt. Each eligible option indicated by your elections on the option exchange website will be cancelled, on a grant-by-grant basis, on the expiration date of the Option Exchange, currently scheduled for 8:59 P.M. Pacific Time on February 12, 2024. Any new RSUs will be granted to you on or about such expiration date of the Option Exchange, or any extended expiration date, in accordance with the terms of the Option Exchange. You hereby agree to execute an RSU award agreement evidencing the grant of the new RSUs and further acknowledge that the new RSUs granted pursuant to the Option Exchange have a different vesting schedule than the eligible options cancelled in the exchange. Instead, the new RSUs granted pursuant to the Option Exchange will vest 1/4th on each of the first four quarterly anniversaries of February 1, 2024 (i.e., starting May 1, 2024) for eligible options granted before December 31, 2020, 1/8th on each of the first eight quarterly anniversaries of February 1, 2024 (i.e., starting May 1, 2024) for eligible options granted between January 1, 2021 and December 31, 2022 and 1/12th on each of the first twelve quarterly anniversaries of February 1, 2024 (i.e., starting May 1, 2024) for eligible options granted after January 1, 2023, subject to continued employment by or continued service as a consultant with Arcutis on the applicable vesting date.
Your participation in the Option Exchange and receipt of any new RSUs does not provide any guarantee or promise of continued service with us.
Note only eligible options that are held by an employee or consultant of Arcutis or its subsidiaries as of the replacement RSU award grant date and that have a per share exercise price equal to or greater than $10.00 will be eligible for exchange.
2.    The Option Exchange is currently set to expire at 8:59 P.M. Pacific Time on February 12, 2024, unless Arcutis, in its discretion, extends the period of time during which the Option Exchange will remain open.
3.    If you cease to be an eligible employee or consultant of Arcutis before the expiration of the Option Exchange, you will not receive any new RSUs. Instead, you will keep your current eligible options and they will expire in accordance with their existing terms.

4.    Until 8:59 P.M. Pacific Time on February 12, 2024 (unless the Option Exchange is extended), you will have the right to change the elections that you have made with respect to some or all of your eligible options. HOWEVER, AFTER SUCH TIME YOU WILL HAVE NO ABILITY TO CHANGE YOUR ELECTION (UNLESS THE OPTION EXCHANGE IS EXTENDED). The last election properly submitted electronically via the option exchange website prior to the expiration of the Option Exchange shall be binding. Until the offering period closes at 8:59 P.M. Pacific Time on February 12, 2024 (unless the Option Exchange is extended), you may withdraw your tendered eligible options at any time.
5.    The tender of some or all of your eligible options will constitute your acceptance of all of the terms and conditions of the Option Exchange. Acceptance by Arcutis of your eligible options pursuant to the Option Exchange will constitute a binding agreement between Arcutis and you upon the terms and subject to the conditions of the Option Exchange.
6.    You are the registered holder of the eligible options tendered hereby, and your name and other information appearing on your election are true and correct.
7.    You agree that your decision to accept or reject the offer with respect to some or all of your eligible options is entirely voluntary and is subject to the terms and conditions of the Option Exchange.
8.    ARCUTIS AND/OR ANY INDEPENDENT FIRMS HIRED WITH RESPECT TO THE OPTION EXCHANGE CANNOT GIVE YOU LEGAL, TAX OR INVESTMENT ADVICE WITH RESPECT TO THE OPTION EXCHANGE AND YOU HAVE BEEN ADVISED TO CONSULT WITH YOUR PERSONAL LEGAL COUNSEL, ACCOUNTANT, FINANCIAL, AND TAX ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OPTION EXCHANGE.

9.    Under certain circumstances set forth in the Offer to Exchange, Arcutis may terminate or amend the Option Exchange and postpone its acceptance of the eligible options you have elected to exchange. Should the eligible options tendered herewith not be accepted for exchange, such options will continue to be governed by their existing terms and conditions.
10.    You understand that: (i) the future value of Arcutis’s common stock is unknown and cannot be predicted with certainty; and (ii) if you acquire shares of Arcutis common stock upon vesting or settlement of the new RSUs, the value of the shares acquired may increase or decrease in value.
11.    Regardless of any action that Arcutis takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits, payment on account or other tax-related withholding related to the Offer to Exchange or the new RSUs (“Tax-Related Items”), you understand that the ultimate liability for all Tax-Related Items is and remains your sole responsibility and may exceed the amount actually withheld by Arcutis, if any. You further acknowledge that Arcutis (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Offer to Exchange and the new RSUs, including, but not limited to, the exchange of eligible options, grant, vesting of the new RSUs, the issuance of shares of Arcutis common stock upon vesting of the new RSUs, and the subsequent sale of shares acquired pursuant to such issuance; and (2) do not commit to and are under no obligation to structure the terms of the Offer to Exchange or new RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.
12.    Unless otherwise expressly provided in the 2020 Plan, the form of RSU agreement or determined by Arcutis, your right to vest in the new RSUs, if any, will terminate as of the date of your termination of employment or service. Notwithstanding the forgoing, the Committee (as defined in the 2020 Plan) shall have exclusive discretion to determine when your termination of employment or service has occurred for purposes of the new RSUs (including when you are no longer considered to be actively providing services while on a leave of absence).
    Notwithstanding the foregoing, for purposes of the Option Exchange, an individual is not an “eligible” employee or consultant if they (i) are on a leave that will result in a termination of employment with Arcutis, (ii) has provided Arcutis a notice of resignation or (iii) has received a notice of termination of employment or service from Arcutis, in each case even if such resignation or termination will not take effect until following the completion of the Option Exchange.
13.    You further understand that if you submit your election via the option exchange website, any confirmation statement provided on the option exchange website at the time you submit your election will provide additional evidence that you submitted your election and that you should print and keep a copy of such confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. If you do not receive a confirmation from Arcutis, you understand that it is your responsibility to ensure that your election form has been received no later than 8:59 P.M. Pacific Time on February 12, 2024 (unless the Option Exchange is extended). You understand that only responses that are properly completed and submitted and actually received by Arcutis on or before the expiration date will be submitted.
14.    The provisions of the Option Exchange documents and these Terms of Election are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.
You understand that none of the officers or employees of Arcutis, the Board of Directors of Arcutis or the Compensation Committee of the Board of Directors of Arcutis is making any recommendation as to whether you should exchange or refrain from exchanging your eligible options, and that you must make your own decision whether to tender your eligible options, taking into account your own personal circumstances and preferences. You understand that the new RSUs may decline in value. You further understand that past and current market prices of Arcutis common stock may provide little or no basis for predicting what the market price of Arcutis common stock will be in the event you elect to exchange your options in accordance with the terms of this offer or at any other time in the future.
This Agreement does not constitute the Option Exchange. The full terms of the Option Exchange are described in (1) the Offer to Exchange; (2) these Terms of Election; and (3) the 2020 Plan and the form of RSU agreement thereunder.
You must submit your election electronically via the option exchange website at https://equitysolutions.aon.com/UWSO/Participant by 8:59 P.M. Pacific Time on February 12, 2024 (unless the Option Exchange is extended). BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OPTION EXCHANGE AS SET FORTH IN THE OPTION EXCHANGE DOCUMENTS.